Exhibit 97.1

Heritage Insurance Holdings, Inc.

Executive Officer Clawback Policy

Approved by the Compensation Committee and the Board of Directors
on November 2, 2023 (the “Adoption Date”)

I.
Purpose

This Executive Officer Clawback Policy describes the circumstances under which Covered Persons of Heritage Insurance Holdings, Inc. and any of its direct or indirect subsidiaries (the “Company”) will be required to repay or return Erroneously-Awarded Compensation (as defined herein) to the Company.

This Policy and any terms used in this Policy shall be construed in accordance with all applicable SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including, without limitation, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended, and the rules adopted by the NYSE.

Each Covered Person of the Company shall sign an Acknowledgement and Agreement to the Executive Officer Clawback Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs; provided, that, this Policy shall apply to each Covered Person, irrespective of whether such Covered Person shall have failed, for any reason, to have executed such acknowledgment and agreement.

II.
Definitions

For purposes of this Policy, the following capitalized terms shall have the meaning set forth below:

(a)
“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). Notwithstanding the foregoing, none of the following changes to the Company’s financial statements represent error corrections and shall not be deemed an Accounting Restatement: (a) retrospective application of a change in accounting principle; (b) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (c) retrospective reclassification due to a discontinued operation; (d) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (e) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

(b)
“Board” shall mean the Board of Directors of the Company.

(c)
“Clawback-Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) on or after October 2, 2023, (ii) after beginning service as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association and (iv) during the Clawback Period.

(d)
“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)
“Committee” shall mean the Compensation Committee of the Board.

(f)
“Covered Person” shall mean any person who is, or was at any time, during the Clawback Period, an Executive Officer of the Company. For the avoidance of doubt, the term Covered Person may include a former Executive Officer who left the Company, retired or transitioned to a non- Executive Officer role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period.

(g)
“Erroneously-Awarded Compensation” shall mean the amount of Clawback-Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts set forth in the Accounting Restatement. This amount must be computed without regard to any taxes paid.

(h)
“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company. For the sake of clarity, at a minimum, all persons who would be executive officers pursuant to Item 401(b) of Regulation S-K shall be deemed “Executive Officers”.

(i)
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a Company filing with the SEC.

(j)
“Incentive-Based Compensation” shall have the meaning set forth in Section III below.

(k)
“NYSE” shall mean the New York Stock Exchange.

(l)
“Policy” shall mean this Executive Officer Clawback Policy, as the same may be amended and/or restated from time to time.

(m)
“Received” shall mean Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant occurs after the fiscal period.

(n)
“Repayment Agreement” shall have the meaning set forth in Section V below.

(o)
“Restatement Date” shall mean the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(p)
“SARs” shall mean stock appreciation rights.

(q)
“SEC” shall mean the U.S. Securities and Exchange Commission.

III.
Incentive-Based Compensation

“Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

•
Non-equity incentive plan awards that are earned based, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal;
•
Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;
•
Other cash awards based on satisfaction of a Financial Reporting Measure performance goal;
•
Restricted stock, restricted stock units (“RSUs”), performance-based stock units (“PSUs”), stock options and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal; and
•
Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal.

For purposes of this Policy, Incentive-Based Compensation excludes:

•
Base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal);
•
Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;
•
Bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;
•
Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and
•
Equity awards that vest solely based on the passage of time and/or satisfaction of one or more non-Financial Reporting Measures.

IV.
Determination and Calculation of Erroneously-Awarded Compensation

In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously-Awarded Compensation for each Covered Person in connection with such Accounting Restatement and shall promptly thereafter provide each Covered Person with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment, return or forfeiture thereof, as applicable (the “Notice”).

(a)
Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been received applying the restated Financial Reporting Measure.

(b)
Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)
Equity Awards. With respect to equity awards, if the shares, RSUs, PSUs, options or SARs are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value in excess of that number). If the RSUs, PSUs, options or SARs have vested or been exercised, as the case may be, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess RSUs, PSUs, options or SARs (or the value thereof). If the underlying shares have already been sold, then the Committee shall determine the amount which most reasonably estimates the Erroneously-Awarded Compensation.

(d)
Compensation Based on Stock Price or Total Shareholder Return. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Committee shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE in accordance with applicable listing standards).

V.
Recovery of Erroneously-Awarded Compensation

Once the Committee has determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Committee shall take all necessary actions to recover the Erroneously-Awarded Compensation reasonably promptly following delivery of the Notice to the Covered Person. Unless otherwise determined by the Committee, the Committee shall pursue the recovery of Erroneously-Awarded Compensation in accordance with the below:

(a)
Cash Awards. With respect to cash awards, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded Compensation) or (ii) if approved by the Committee, enter into a Repayment Agreement in accordance with subsection (d) below.

(b)
Unvested Equity Awards. With respect to those equity awards that have not yet vested or been exercised, the Committee shall take such action as is necessary to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)
Vested Equity Awards. With respect to those equity awards that have vested or been exercised and the underlying shares have not been sold, the Committee shall take such action as is necessary to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold any underlying shares, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded

Compensation) or (ii) if approved by the Committee, enter into a Repayment Agreement in accordance with subsection (d) below.

(d)
Repayment Agreement. To the extent approved by the Committee, the Company shall enter into a written agreement (in a form reasonably acceptable to the Committee) with the Covered Person that provides for the Covered Person’s repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person based upon the particular facts and circumstances (a “Repayment Agreement”).

(e)
Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Policy), the Company shall take all actions reasonable and appropriate to recover such outstanding Erroneously-Awarded Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously-Awarded Compensation in accordance with the immediately preceding sentence.

The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

VI.
Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Committee determines that recovery would be impracticable:

(i)
The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts and provided such documentation to the NYSE;
(ii)
Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or

(iii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VII.
Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

VIII.
Effective Date

This Policy shall apply to all Incentive-Based Compensation Received on or after October 2, 2023.

IX.
No Indemnification

The Company shall not indemnify any Covered Person against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Covered Person for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations.

X.
Administration

The Committee has the sole discretion to administer this Policy and ensure compliance with NYSE Rules and any other applicable law, regulation, rule or interpretation of the SEC or the NYSE promulgated or issued in connection therewith. The Committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.

XI.
Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

XII.
Other Recoupment Rights; No Additional Payments

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement or any other agreement entered into on or after the Adoption Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy; provided, that, this Policy shall apply to all Covered Persons irrespective of any such explicit agreement. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity plan, equity award agreement or similar arrangement and any other legal remedies available to the Company. However, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

XIII.
Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

ACKNOWLEDGEMENT AND AGREEMENT

TO THE

EXECUTIVE OFFICER CLAWBACK POLICY

OF

HERITAGE INSURANCE HOLDINGS, INC.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Heritage Insurance Holdings, Inc. Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously-Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Name

Date